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                                                                     Exhibit 2.2

                            STOCK PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER 10, 2000

                                  BY AND AMONG

                          STONEGATE INSURANCE CO., LTD.

                                       AND

                         EMBARCADERO TECHNOLOGIES, INC.

                                 WITH RESPECT TO

             ONE HUNDRED PERCENT OF THE OUTSTANDING COMMON STOCK OF

                          ENGINEERING PERFORMANCE, INC.


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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement") dated as of November 10, 2000 (the "Effective Date") is made and entered into by and among Stonegate Insurance Co., Ltd., a Saint Lucia corporation (the "Seller"), and Embarcadero Technologies, Inc., a Delaware corporation (the "Purchaser").

         WHEREAS, Seller owns Four Million One Thousand (4,001,000) shares of common stock, par value $0.01 per share, of EngineeringPerformance, Inc., a Delaware corporation (the "Company"), constituting one hundred percent (100%) of the issued and outstanding shares of common stock of the Company (such shares being referred to herein as the "Shares");

         WHEREAS, the Company holds a 92.9% equity interest in EngineeringPerformance LLC ("EP LLC"), a subsidiary of the Company; and

         WHEREAS, the Seller desires to sell, and Purchaser desires to purchase, all of the Shares on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF SHARES

         1.1. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase from the Seller on the Closing Date, as defined in Section 1.3 below, all of the right, title and interest in and to the Shares.

         1.2. CONSIDERATION. The consideration (the "Consideration") payable by Purchaser to Seller for the Shares consists of the following:

         (a) Four Million Three Hundred Ninety-One Thousand United States Dollars ($4,391,000) payable in cash by wire transfer to Seller on the Closing Date;

         (b) Fifty Thousand (50,000) restricted shares of common stock of Purchaser (the "Embarcadero Shares"), to be issued on the Closing Date; and

         (c) Subject to the provisions of Section 5.1, Two Million United States Dollars ($2,000,000) payable in cash on the earlier of (i) delivery by EP LLC to Purchaser of the Extreme Product, as hereinafter defined, in a form suitable for commercial shipment and reasonably satisfactory to Purchaser, whether or not Purchaser elects to ship the Extreme Product in commercial quantities, or (ii) December 31, 2001

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(the "Earn-out"). For purposes of this Section 1.2(c), "Extreme Product" shall mean the proprietary automated software testing system, with the functional requirements and high-level architecture to support various system tests, including load, stress, multi-user and configuration testing that is currently under development by EP LLC.

         (d) Subject to the provisions of Section 5.1, Five Hundred Thousand United States Dollars ($500,000) (the "Escrow Amount") payable in cash by wire transfer to U.S. Bank Trust National Association as escrow agent ("Escrow Agent") pursuant to an escrow agreement by and among Seller, Purchaser and the Escrow Agent (the "Escrow Agreement"). Pursuant to the Escrow Agreement, the Escrow Amount shall be held in escrow for one year after the Closing Date.

         1.3. CLOSING. The purchase and sale of the Shares shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 333 Bush Street, San Francisco, California (the "Closing"). Unless extended in writing by all parties, the closing date shall be November 10, 2000 (the "Closing Date").

         1.4. DELIVERIES. At the Closing,

         (a) Seller shall deliver the following to Purchaser:

                  (i) STOCK CERTIFICATE. Seller shall deliver to Purchaser at the Closing a stock certificate representing the Shares and a duly executed stock power and assignment effecting the transfer of the Shares to Purchaser.

                  (ii) OFFER LETTERS. Seller shall deliver to Purchaser at the Closing offer letters related to employment with Purchaser or a wholly-owned subsidiary of Purchaser (the "Offer Letters"), in substantially the form attached hereto as EXHIBIT A, executed by the individuals listed on SCHEDULE 1.3(ii).

                  (iii) NON-COMPETITION AGREEMENT. Seller shall deliver to Purchaser at the Closing a non-competition agreement (the "Non-Competition Agreement"), in substantially the form attached hereto as EXHIBIT B, executed by Wayne Williams, an individual and sole shareholder of Seller.

                  (iv) ESCROW AGREEMENT. Seller shall deliver to Purchaser and the Escrow Agent at the Closing the Escrow Agreement, in substantially the form attached hereto as EXHIBIT C, executed by Seller.

         (b) Purchaser shall deliver the following to Seller:

                  (i) CASH. Purchaser shall deliver to Seller at the Closing cash in the amount of Four Million Three Hundred Ninety-One Thousand United States Dollars ($4,391,000) via wire transfer.

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                  (ii) STOCK CERTIFICATE. Purchaser shall irrevocably instruct
ChaseMellon Shareholder Services, LLC, its transfer agent, to issue a stock certificate representing the Embarcadero Shares to Seller.

                  (iii) ESCROW AGREEMENT. Purchaser shall deliver to Seller and the Escrow Agent at the Closing the Escrow Agreement executed by Seller.

         (c) Purchaser shall deliver the Escrow Amount to the Escrow Agent.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1. REPRESENTATIONS AND WARRANTIES OF SELLER. Except as set forth in the disclosure schedules delivered to Purchaser by Seller at least 24 hours prior to the execution of this Agreement (the "Disclosure Schedules"), Seller hereby makes to Purchaser the following representations and warranties:

         (a) ORGANIZATION AND QUALIFICATION. The Company and EP LLC have been duly organized and are validly existing and in good standing under the laws of the jurisdiction of its organization, and have the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals is not reasonably expected to have, individually or in the aggregate, a material adverse effect. The Company and EP LLC are duly qualified or licensed to do business, and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except for such failures to be so qualified, licensed or in good standing that are not reasonably expected to have, individually or in the aggregate, a material adverse effect.

         (b) EP LLC. Other than EP LLC, the Company does not have any subsidiaries.

         (c) CERTIFICATE OF INCORPORATION AND BYLAWS; CORPORATE BOOKS AND RECORDS. The Company has provided to Purchaser true, correct and complete copies of the organizational documents of the Company and EP LLC, as amended to date. Each such organizational document is in full force and effect. Neither the Company nor EP LLC is in violation of any of the provisions of its organizational documents. The minute books of the Company and EP LLC through the date of this Agreement contain, in all material respects, accurate records of all actions taken by the holders of equity interests and the Board of Directors of the Company and EP LLC since the inception of the Company and EP LLC. Complete and accurate copies of all of the minute books of the Company and

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EP LLC and of the stock register of the Company and EP LLC have been provided by the Company and EP LLC to Purchaser.

         (d) CAPITALIZATION.

         (i) The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $0.01 par value (the "Company Common Stock"). As of the date of this Agreement, 4,001,000 shares of Company Common Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid and nonassessable. There are no equity securities of any class of the Company, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. There are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating the Company to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment.

         (ii) The capital structure of EP LLC consists of class A units (the "Class A Units") and class B preferred units (the "Class B Preferred Units"). As of the date of this Agreement, 8,666,667 Class A Units and 666,667 Class B Preferred Units are issued and outstanding. All of the issued and outstanding units of EP LLC have been duly authorized, validly issued, fully paid and nonassessable. There are no equity securities of any class of EP LLC, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. There are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating EP LLC to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment.

         (e) AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Seller is necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         (f) FINANCIAL STATEMENTS.

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                  (i) The Company has provided to Purchaser (A) unaudited
financial statements for the fiscal years ended January 31, 2000 and January 31, 1999, and (B) unaudited financial statements for the eight-month period ended September 30, 2000 (collectively, the "Reports").

                  (ii) Each of the Reports presented fairly, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

                  (iii) Except as and to the extent set forth or reserved against on the balance sheet of the Company as reported in the Reports, including the notes thereto, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2000.

                  (iv) All of the accounts receivable and notes receivable owing to the Company or EP LLC as of the date hereof constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and laws concerning equitable remedies, and there are no known, contingent or asserted claims, refusals to pay, or other rights of set-off against any thereof known to the Company.

         (g) ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the September 30, 2000, the business of the Company and EP LLC has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing since September 30, 2000, neither the Company nor EP LLC has:

                  (i) transferred to any person or entity any rights to its intellectual property other than transfers necessary to sell products in the ordinary course of business consistent with past practice;

                  (ii) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company or EP LLC to be subjected to any encumbrance;

                  (iii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any or paid or otherwise discharged any liability, other than current liabilities reflected on the Reports and current liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2000;

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                  (iv) made any loan to, guaranteed any indebtedness for
borrowed money of, or otherwise incurred any liability for borrowed money on behalf of any person other than payroll, travel guaranties and other advances made in the ordinary course of business;

                  (v) failed to pay any creditor any material amount owed to such creditor when due;

                  (vi) redeemed any of the capital stock or equity interests or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock or equity interests of the Company or EP LLC or otherwise;

                  (vii) made any material changes in the customary methods of operations of the Company or EP LLC, including, without limitation, practices and policies relating to software development;

                  (viii) made any material changes in the customary methods of operations of the Company or EP LLC, including, without limitation, practices and policies relating to software development;

                  (ix) merged with, entered into a consolidation with or acquired an equity interest in any person or acquired a substantial portion of the assets or business of any person or any division or line of business thereof, or otherwise acquired any material assets;

                  (x) made any material disbursements in excess of $5,000 individually or $20,000 in the aggregate, except as disclosed in SCHEDULE 2.1(g)(x) of the Disclosure Schedules;

                  (xi) issued any sales orders in excess of $5,000 individually or $20,000 in the aggregate;

                  (xii) sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets);

                  (xiii) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of Company Common Stock, or any other equity interest in, the Company or EP LLC;

                  (xiv) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or affiliate of such person);

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                  (xv) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or EP LLC to any of their employees, including, without limitation, any increase or change pursuant to any plan or established or increased or promised to increase any benefits under any plan;

                  (xvi) written down or written up (or failed to write down or write up in accordance with and consistent with past practice) the value of any inventories or receivables or revalued any assets of the Company or EP LLC other than in the ordinary course of business consistent with past practice;

                  (xvii) amended, terminated, cancelled or compromised any material claims of the Company or EP LLC or waived any other rights of substantial value to the Company or EP LLC;

                  (xviii) made any change in any method of accounting or accounting practice or policy used by the Company or EP LLC;

                  (xix) allowed any permit or environmental permit that relates to the Company or EP LLC or otherwise relates to any asset to lapse or terminate or failed to renew any such permit or environmental permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

                  (xx) amended or modified in any material respect, or consented to the termination of, any material contract or the rights of the Company or EP LLC thereunder;

                  (xxi) amended or restated the organizational documents of the Company or EP LLC;

                  (xxii) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the regulations promulgated under the Internal Revenue Code (the "Code") or announced or planned any such action or program for the future;

                  (xxiii) knowingly disclosed any secret or confidential intellectual property or permitted to lapse or go abandoned any intellectual property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company or EP LLC has any right, title, interest or license;

                  (xxiv) made any express or deemed election or settled or compromised any material liability, with respect to taxes of the Company or EP LLC;

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                  (xxv) suffered any casualty loss or damage with respect to any of the assets of the Company or EP LLC which in the aggregate have a replacement cost of more than $10,000, and which is not covered by insurance;

                  (xxvi) suffered any material adverse effect; or

                  (xxvii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 2.1(g) or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this
Section 2.1(g), except as expressly contemplated by this Agreement.

         (h) EMPLOYEES.

                  (i) SCHEDULE 2.1(h)(i) of the Disclosure Schedules lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1999 and 2000, the date of employment and job title of each current salaried employee, officer, director, consultant or agent of the Company or EP LLC.

                  (ii) All officers, management employees, and technical and professional employees of the Company or EP LLC are under written obligation to the Company or EP LLC to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company or EP LLC all inventions made by them within the scope of their employment during such employment.

         (i) GUARANTIES. Neither the Company nor EP LLC is a party to any guaranty, and no person is a party to any guaranty for the benefit of the Company or EP LLC.

         (j) LITIGATION. There is no action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency, commission or tribunal (an "Action") pending, or to the knowledge of Seller, threatened against the Company or EP LLC. As of the Effective Date, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitrator or other tribunal) and whether imposed or entered by consent against the Company or EP LLC. To the knowledge of Seller, there are no events or conditions which would reasonably be expected to result in an Action against the Company or EP LLC.

         (k) INTELLECTUAL PROPERTY.

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                  (i) All patents, trademarks, trade names, service marks, trade dress, Internet domain names, copyrights and any renewal rights therefor, technology, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs ("Technical Documentation"), registrations and applications for any of the foregoing and all other tangible or intangible proprietary and non-proprietary information or materials that are or have been used (including without limitation in the development of) the business of the Company or EP LLC and/or in the Extreme Product or any other product, technology or process (A) currently being, or within the two-year period preceding the date hereof were, manufactured, published or marketed by the Company or EP LLC or (B) currently under development for possible future manufacturing, publication, marketing or other use by the Company or EP LLC are hereinafter referred to as the "Company Intellectual Property."

                  (ii) SCHEDULE 2.1(k)(ii) of the Disclosure Schedules contains a true and complete list for each of the Company and EP LLC of all of the Company's and EP LLC's patents, pending patent applications, trademarks, pending trademark applications, trade names, service marks, pending service mark applications, Internet domain names, pending Internet domain name applications, copyrights and copyright registrations and pending applications and other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by the Company or EP LLC to protect its interests in the Company Intellectual Property.

                  (iii) The Company Intellectual Property consists solely of items and rights which are: (A) owned by the Company or EP LLC; (B) in the public domain; or (C) rightfully used by the Company or EP LLC pursuant to a valid license. The Company and EP LLC have all rights in the Company Intellectual Property necessary to carry out the current activities of the Company and EP LLC (which for the purposes hereof shall include products under development).

                  (iv) All manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, product, work, technology or process as now used or offered or proposed for use, licensing or sale by the Company or EP LLC including without limitation the Extreme Product does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress, mask work or of any person or the patent of any person. No claims
(A) challenging the validity, effectiveness or ownership by the Company or EP LLC of any of the Company Intellectual Property, or (B) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in the Extreme Product or any other product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Company or EP LLC infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted or, to the knowledge of Seller, are threatened by any person,

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nor are there, to the knowledge of Seller, any valid grounds for any bona fide claim of any such kind. All registered, granted or issued patents, trademarks, Internet domain names and copyrights held by the Company or EP LLC are enforceable and subsisting. To the knowledge of Seller, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

                  (v) No royalties, fees, honoraria or other payments payable by the Company or EP LLC to any person or entity by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

                  (vi) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Company Intellectual Property on behalf of the Company or EP LLC, have executed nondisclosure agreements and either (A) have been a party to a "work-for-hire" arrangement or agreements with the Company or EP LLC in accordance with applicable national and state law that has accorded the Company or EP LLC full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (B) have executed appropriate instruments of assignment in favor or the Company or EP LLC as assignee that have conveyed to the Company or EP LLC effective and exclusive ownership of all tangible and intangible property thereby arising.

                  (vii) Neither the Company nor EP LLC is, nor as a result of the execution or delivery of this Agreement, or performance of the obligations of Seller, the Company nor EP LLC hereunder, will be, in violation of any license, sublicense or other agreement relating to Company Intellectual Property, nor will execution or delivery of this Agreement, or performance of the obligations of Seller hereunder, cause the diminution, termination or forfeiture of any Company Intellectual Property. SCHEDULE 2.1(k)(vii) of the Disclosure Schedules sets forth a list of all licenses by the Company or EP LLC of the Company Intellectual Property, excluding shrink wrap and other commodity type licenses; except as set forth in SCHEDULE 2.1(k)(vii) of the Disclosure Schedules, neither the Company nor EP LLC has licensed, encumbered or otherwise granted any rights in or to the Company Intellectual Property to any third party.

                  (viii) SCHEDULE 2.1(k)(viii) of the Disclosure Schedules contains a true and complete list of all of the software programs of the Company and EP LLC (the "Software Programs"). The Company or EP LLC as indicated in
SCHEDULE 2.1(k)(viii) of the Disclosure Schedules owns full and unencumbered right and good, valid and marketable title to such Software Programs free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

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                  (ix) The source code and system documentation relating to the
Software Programs (A) have at all times been maintained in strict confidence,
(B) have been disclosed by the Company or EP LLC only to employees, contractors and consultants who have a "need to know," the contents thereof in connection with the performance of their duties to the Company or EP LLC and who have executed the nondisclosure agreements referred to in Section 2.1(k), and (C) have not been disclosed to any third party.

                  (x) SCHEDULE 2.1(k)(x) of the Disclosure Schedules contains a complete list of software libraries, software systems, compilers and other third-party software necessary for the development of the Software Programs and the development or production of the Extreme Product and any other products of the Company or EP LLC. SCHEDULE 2.1(k)(x) of the Disclosure Schedules lists all license agreements for the use of all such software and, if any such software is not licensed, the basis of the use of such software by the Company or EP LLC. All use of each of such software product by the Company or EP LLC has been in material compliance with the respective license agreement or other right of use listed on SCHEDULE 2.1(k)(x) of the Disclosure Schedules.

                  (xi) Each of the Company and EP LLC has observed all provisions of, and performed all of its obligations under, the license agreements to which they are a party. Neither the Company nor EP LLC has taken any action that could cause, or failed to take any action (except that neither the Company nor EP LLC has filed any copyright registrations or patent applications with respect to the Company Intellectual Property), the failure of which could cause, (A) any source code, trade secret or other Company Intellectual Property to be released from an escrow or otherwise made available to any person or entity, dedicated to the public or otherwise placed in the public domain or (B) a material adverse effect.

         (l) TAXES.

                  (i) The Company and EP LLC have timely filed all tax returns required to be filed by them, which tax returns are true, correct, and complete in all respects, and have paid all Taxes required to be paid as shown on such tax returns. True and correct copies of all such returns have been provided to the Purchaser.

                  (ii) The Reports reflect an adequate reserve for all taxes payable by the Company and EP LLC, accrued through the date of such financial statements. The books and records of the Company and EP LLC reflect an adequate reserve for taxes not yet due and payable and properly accrued since September 30, 2000.

                  (iii) Neither the Company nor EP LLC (A) has received any written notice of deficiency or assessment from any tax or other governmental authority with respect to taxes of the Company or EP LLC, (B) is currently under, or has received notice of commencement of, any audit by any taxing or other governmental authority

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concerning any taxes of the Company or EP LLC, (C) has received any request for a tax return or inquiry as to whether a tax return has been filed from any jurisdiction where it does not or has not filed tax returns, or (D) has executed any waiver of the statute of limitations with respect to any taxable period of the Company or EP LLC or received any request for such a waiver. With respect to any asserted deficiency in taxes not paid by the Company or EP LLC, the Company or EP LLC is contesting such deficiency in good faith and by appropriate procedures and has established adequate reserves for such taxes.

                  (iv) There is no lien for taxes on the assets of the Company or EP LLC, except for inchoate liens for taxes not yet due and payable.

                  (v) Neither the Company nor EP LLC has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing tax returns with respect to taxes that may be paid, collected or withheld by or with respect to the Company or EP LLC or paying such taxes at any time.

                  (vi) There is no contract, agreement or intercompany account system (including but not limited to tax sharing, allocation or indemnification agreements) under which the Company or EP LLC has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a tax (or pay any amount computed by reference to any portion of a tax).

                  (vii) Neither the Company nor EP LLC is a party to or otherwise subject to any arrangement entered into in anticipation of the Closing, not in accordance with past practice and not contemplated hereby, that could reasonably be expected to have the effect of (A) the recognition of a deduction or loss before the date of the Closing and a corresponding recognition of taxable income or gain by the Company or EP LLC after the date of the Closing or (B) the recognition of taxable income or gain by the Company or EP LLC after the date of the Closing without the receipt of or entitlement to a corresponding amount of cash.

                  (viii) No closing agreement, written ruling, or determination letter with respect to taxes, or any equivalent written decision from a foreign jurisdiction, has been received from, and no closing or other similar agreement has been executed with, any tax or other governmental authority that will be binding upon the Company or EP LLC after the Closing and no power of attorney has been given by or with respect to the Company or EP LLC to any person with respect to taxes that will be binding upon the Company or EP LLC.

                  (ix) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or EP LLC that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

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                  (x) The Company and EP LLC have properly withheld on and all amounts paid to employees or to persons located or incorporated outside of the United States.

                  (xi) Neither the Company nor EP LLC has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or EP LLC.

                  (xii) Neither the Company nor EP LLC has been a party to a transaction intended to qualify under Section 355 of the Code (whether as distributing or distributed company) within the last five years.

         (m) PROPERTIES AND ASSETS.

                  (i) The Company or EP LLC has good and marketable title to the properties and assets reflected on the Reports of the Company other than nonmaterial properties and assets disposed of in the ordinary course of business consistent with past practice since September 30, 2000, and all such properties and assets are free and clear of claims. Such properties and assets constitute all of the assets necessary to conduct the business of the Company and EP LLC in substantially the same manner as it has been conducted prior to the date hereof.

                  (ii) Neither the Company nor EP LLC owns any real properties.

         (n) BROKERS AND FINDERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or EP LLC.

         (o) CERTAIN BUSINESS PRACTICES. To the knowledge of Seller, none of the Company, EP LLC, or any of the directors, officers, agents or employees of the Company or EP LLC (in their capacities as such) has (A) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (C) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of
Section 1128B(b) of the Social Security Act, as amended, or (D) made any other unlawful payment.

         (p) INTERESTED PARTY TRANSACTIONS.

                  (i) Since January 1, 2000 no executive officer, director or greater than 5% shareholder of the Company or EP LLC has engaged in any business dealings with the Company or EP LLC.

                  (ii) Except for normal compensation received as employees or directors and for transactions set forth in the Reports, no officer, director or greater than 5% shareholder of the Company or EP LLC, and no entity known by the Company or EP LLC to be controlled by any officer, director or greater than 5% shareholder of the Company or EP LLC:

                           (a) is directly or indirectly engaged in business as a competitor, lessor, lessee, customer or supplier of the Company or EP LLC; owns directly or indirectly any interest (excepting no more than 5% stockholdings for investment purposes in securities of publicly held companies) in any person that is directly or indirectly engaged in business as a competitor, lessor, lessee, franchisee, customer or supplier of the Company or EP LLC; or is an officer, director, employee or consultant of any such person;

                           (b) owns directly or indirectly, in whole or in part, any material tangible or intangible property that the Company or EP LLC uses;

                           (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or EP LLC, except for claims in the ordinary course of business, such as for accrued vacation pay, and similar matters in agreements existing on the date hereof; or

                           (d) has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any person of which any officer or director of the Company or EP LLC is a partner or shareholder (excepting no more than five percent stockholdings for investment purposes in securities of publicly-held companies).

         (q) BOARD APPROVAL. The Board of Directors and sole shareholder of Seller have approved this Agreement and all transactions contemplated hereby.

         (r) ENVIRONMENTAL AND SAFETY LAWS. Neither the Company nor EP LLC, is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and, based on the business of the Company and EP LLC as currently conducted, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

         (s) BUSINESS ACTIVITY RESTRICTIONS. There is no agreement (noncompetition or otherwise), commitment, judgment, injunction, order or decree to which the Company, EP LLC, or any officer, employee or consultant of the Company or EP LLC is a party or that otherwise is binding upon the Company, EP LLC, or such officer, employee or consultant that has or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice of the Company or EP LLC, any acquisition of property (tangible or intangible) by the Company or EP LLC, or the conduct of business by the Company or EP LLC. Neither the Company nor EP LLC has entered into any agreement under which the Company or EP LLC is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

         (t) INVESTMENT. This Agreement is made with Seller in reliance upon their representation to the Purchaser, hereby confirmed by the execution of this Agreement by Seller, that the Embarcadero Shares to be received by Seller will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing any of the Embarcadero Shares. By executing this Agreement, Seller further represents that it has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Embarcadero Shares.

         (u) UNREGISTERED SECURITIES. The Seller must bear the economic risk of investment for an indefinite period of time because the Embarcadero Shares have not been registered under the Securities Act of 1933, as amended (the "Act") and therefore cannot and will not be sold unless they are subsequently registered under the Act or an exemption from such registration is available. Seller will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Act, applicable blue sky laws, and the rules and regulations promulgated thereunder.

         (v) EXPERIENCE. Seller represents that: (i) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Embarcadero Shares; (ii) it believes it has received all the information it has requested from the Purchaser and considers necessary or appropriate for deciding whether to obtain the Embarcadero Shares; (iii) it has had the opportunity to discuss the Purchaser's business, management, and financial affairs with the Purchaser's management, (iv) it has the ability to bear the economic risks of its prospective investment; and (v) it is able, without materially impairing its financial condition, to hold the Embarcadero Shares for an indefinite period of time and to suffer a complete loss on its investment.

         (w) ACCREDITED INVESTOR. Seller presently qualifies, and will as of the Closing Date qualify, as an "accredited investor" within the meaning of Regulation D of the rules and regulations promulgated under the Act.

         (x) LEGEND. Seller acknowledges that the Embarcadero Shares shall bear the following legend:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL FOR THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT."

         (y) REPRESENTATIONS COMPLETE. None of the representations or warranties made by Seller, the Company and EP LLC herein or in any Schedule hereto, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

         2.2. REPRESENTATIONS AND WARRANTIES BY PURCHASER. Except as set forth in the Disclosure Schedules, Purchaser hereby makes to Seller the following representations and warranties:

         (a) ORGANIZATION AND QUALIFICATION. The Purchaser has been duly organized and is validly existing and in good standing under the laws of Delaware, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals is not reasonably expected to have, individually or in the aggregate, a material adverse effect.

         (b) AUTHORITY RELATIVE TO THIS AGREEMENT. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the

Purchaser are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         (c) NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (i) The execution and delivery of this Agreement by the Purchaser does not, and the performance by the Purchaser of its obligations hereunder and the consummation of the Agreement will not, (A) conflict with or violate any provision of the Certificate of Incorporation, as amended to date, and Bylaws, as amended to date, of the Purchaser, or (B) assuming that all consents, approvals, authorizations and permits described in paragraph (ii) below have been obtained and all filings and notifications described in paragraph (ii) have been made, conflict with or violate any law applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected.

                  (ii) The execution and delivery of this Agreement by the Purchaser does not, and the performance by the Purchaser of its obligations hereunder and the consummation of the Purchase and Sale will not, require any consent, approval, authorization or permit of, or filing by the Purchaser with or notification by the Purchaser to, any governmental entity.

         (d) SUFFICIENT FUNDS. The Purchaser has sufficient funds available to purchase all of the Shares, to pay the Escrow Amount and the Earn-out and to pay all fees and expenses related to the transactions contemplated by this Agreement.

         (e) VALIDITY OF EMBARCADERO SHARES. The Embarcadero Shares, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, will be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws) and non-assessable, provided, however, that the Embarcadero Shares shall be subject to restrictions on transfer under state and/or federal securities laws. The Embarcadero Shares are not subject to any preemptive rights or rights of first refusal, except as otherwise so agreed to by the holders thereof.

                                  ARTICLE III

                          PIGGYBACK REGISTRATION RIGHTS

         3.1. NOTICE AND EFFECTIVE PERIOD. Subject to the terms of this Agreement, in the event the Purchaser decides to register under the Act any of its common stock for its own account other than a registration relating solely to employee benefit plans or a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act or a registration on any registration form that does not permit secondary sales (a "Registration"), the Purchaser will (i) promptly give Seller written notice thereof and (ii) include in the Registration and in any underwriting involved therein, that number of Embarcadero Shares specified in a written request delivered to the Purchaser by the undersigned within 5 days after delivery of such written notice from the Purchaser. These piggyback registration rights shall terminate with respect to Seller at such time as the Seller is eligible to sell the Embarcadero Shares under Rule 144 of the Act within any three month period without volume limitations or under Rule 144(k) thereunder.

         3.2. INFORMATION. It shall be a condition precedent of the Purchaser's obligations under this Section 3.2 that Seller shall furnish to the Purchaser such information regarding the undersigned and the distribution proposed by the undersigned as the Purchaser shall reasonably request.

         3.3. UNDERWRITING.

         (a) If the Registration of which the Purchaser gives notice is for a registered public offering involving an underwriting, the Purchaser shall so advise Seller as a part of the written notice given pursuant to Section 3.1. In such event, the right of Seller to be included in the Registration shall be conditioned upon such underwriting and the inclusion of such Seller's Embarcadero Shares in such underwriting to the extent provided in this Article
III. If Seller wishes to distribute its securities through such underwriting, Seller shall (together with the Purchaser and the other stockholders distributing their securities through such underwriting) enter into an underwriting agreement with the underwriter's representative for such offering. Seller shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 3.3.

         (b) If the underwriter's representative advises Seller in writing that market factors (including, without limitation, the aggregate number of shares of common stock requested to be registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the underwriter's representative may limit the number of shares to be included in such Registration in the following manner: the number of shares that may be included in the Registration and underwriting by selling shareholders shall be allocated among Seller and all other holders of Embarcadero securities requesting and legally entitled to include such securities in such Registration, in proportion, as nearly as practicable, to the respective amounts of securities (including the Embarcadero Shares) which such holders would otherwise be entitled to include in such Registration. No Embarcadero Shares or other securities excluded from the underwriting by reason of this Section 3.3(b) shall be included in the Registration Statement.

         (c) If Seller disapproves of the terms of any such underwriting, Seller may elect to withdraw therefrom by written notice to Purchaser and the underwriter's representative delivered at least seven days prior to the effective date of the Registration. Any Embarcadero Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

         3.4. EXPENSES OF REGISTRATION. All expenses (other than underwriting discounts and commissions) incurred in connection with Registrations shall be borne by Purchaser.

         3.5. PURCHASER'S INDEMNIFICATION OF SELLER. To the extent permitted by law, the Purchaser will indemnify Seller, each of its officers, directors, and constituent partners, legal counsel for Seller, and each person controlling Seller, with respect to which Registration, qualification, or compliance of the Embarcadero Shares has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages, liabilities, or actions in respect thereof (collectively, "Damages") to the extent such Damages arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related registration statement) incident to any such Registration, qualification, or compliance, or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Purchaser of any rule or regulation promulgated under the Act applicable to Purchaser and relating to action or inaction required of Purchaser in connection with any such Registration, qualification, or compliance; and Purchaser will reimburse Seller, underwriter, and each person who controls Seller or the underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the indemnity contained in this Section 3.5 shall not apply to amounts paid in settlement of any such Damages if settlement is effected without the consent of Purchaser (which consent shall not unreasonably be withheld); and provided, further, that Purchaser will not be liable in any such case to the extent that any such Damages arise out of or are based upon any untrue statement or omission based upon written information furnished to Purchaser by Seller, the underwriter, or any controlling person and stated to be for use in connection with the offering of securities of Purchaser.

         3.6. SELLER'S INDEMNIFICATION OF PURCHASER. To the extent permitted by law, Seller will, if the Embarcadero Shares held by Seller are included in the securities as to which such Registration, qualification or, compliance is being effected pursuant to this Agreement, indemnify Purchaser, each of its directors and officers, each legal counsel and independent accountant of Purchaser, each underwriter, if any, of the Purchaser's securities covered by such a registration statement, each person who controls Purchaser or such underwriter within the meaning of the Act, against all Damages arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Seller of any rule or regulation promulgated under the Act applicable to Seller and relating to action or inaction required of Seller in connection with any such Registration, qualification, or compliance, and will reimburse Purchaser, such directors, officers, partners, persons, law and accounting firms, underwriters or control persons for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to Purchaser by Seller and stated to be specifically for use in connection with the offering of securities of Purchaser, provided, however, that the indemnity contained in this Section 3.6 shall not apply to amounts paid in settlement of any such Damages if settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) and provided, further, that each Holder's liability under this Section 3.6 shall not exceed Seller's proceeds from the offering of securities made in connection with such Registration.

                                   ARTICLE IV

                                ESCROW AGREEMENT

         4.1. ESCROW FUND. At the Closing Date, Purchaser shall deliver or cause to be delivered directly to the Escrow Agent the Escrow Amount to be held in an escrow fund pursuant to the terms set forth herein and in the Escrow Agreement. Subject to the terms of this Agreement and the Escrow Agreement, the Escrow Amount shall be available for a period beginning on the date of the Closing and ending on the first anniversary thereof (the "Escrow Release Date") to satisfy any indemnification obligations of Seller pursuant to Section 5.1 for claims made on or prior to the Escrow Release Date and shall be paid out as provided in the Escrow Agreement.

                                   ARTICLE V

                                 INDEMNIFICATION

         5.1. INDEMNIFICATION BY THE SELLER. Seller shall indemnify and hold harmless the officers, directors, parents, subsidiaries, affiliates, successors and assigns of Purchaser from and against any and all claims, demands, losses, liabilities, actions, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Breach Damages"), by reason of or arising out of or attributable to any breach, violation or inaccuracy of any representation, warranty, covenant or agreement made or given in this Agreement by Seller. In no event shall Seller have any liability or obligation under this Section 5.1 in excess of One Million Five Hundred Thousand United States Dollars ($1,500,000). Claims for indemnification under this Section 5.1 may be satisfied by offset of the amount of Breach Damages that Seller is required to indemnify hereunder against the Escrow Amount and the Earn-out. Notwithstanding the other provisions of this Section 5.1, Seller shall not be obligated to indemnify the indemnified parties referred to above pursuant to this Section 5.1 unless and until such indemnified parties have incurred Breach Damages by reason of or arising out of or attributable to matters subject to indemnification pursuant to this Section 5.1 in an amount equal to not less than Five Thousand United States Dollars ($5,000) in the aggregate.

         5.2. NOTICE OF CLAIMS. If an Indemnified Party (as defined in Section 5.3) desires to assert a claim against an Indemnifying Party (as defined in
Section 5.3), pursuant to Section 5.1 hereof, as the case may be, the Indemnified Party shall assert such claim in writing, which writing shall state in general terms the facts upon which the Indemnified Party bases such claim, PROVIDED THAT no such statement shall in any way limit or estopp the Indemnified Party from asserting other or additional facts in support of said claim. Within 30 days following receipt of such notice of claim, the Indemnifying Party shall notify the Indemnified Party in writing whether or not it disputes such claim and, if so, the facts upon which the Indemnifying Party bases such dispute; provided that no such statement shall in any way limit or estopp the Indemnifying Party from asserting other or additional facts in defense against said claim. If, 30 days after receiving notice of a claim, the Indemnifying Party fails to deliver a notice of dispute to the Indemnified Party, the Indemnifying Party shall promptly pay the amount of said claim to the Indemnified Party.

         5.3. NOTICE AND OPPORTUNITY TO DEFEND. In the event that (i) any claim is asserted against any person, firm or corporation entitled to indemnification pursuant to Section 5.1 hereof or any other provision of this Agreement (an "Indemnified Party") or (ii) an Indemnified Party is made a party defendant in any action or proceeding, which claim, action or proceeding the Indemnified Party asserts is the subject of indemnification pursuant to Section 5.1 hereof or any other provision of this Agreement, then such Indemnified Party shall give written notice within 30 days after such claim is asserted against the Indemnified Party (or such shorter period as is necessary to preserve the rights of the Indemnified Party with respect to said claim) to the party against which such indemnification is claimed (the "Indemnifying Party"), in the manner set forth in Section 5.1 hereof, of such claim, action or proceeding. The Indemnifying Party shall be entitled to assume the defense, at its sole cost and expense, of such claim, action or proceeding. In the event that the Indemnifying Party assumes such defense, the Indemnified Party shall be entitled to join in, but not control, such defense at the Indemnified Party's sole cost and expense; PROVIDED, THAT if the Indemnified Party reasonably determines that there may be a conflict between the positions of the Indemnified Party and the Indemnifying

Party in conducting the defense of such claim that cannot be waived by an informed written consent to join representation executed by all parties, the Indemnifying Party shall bear the expense of separate counsel for the Indemnified Party. The Indemnified Party shall (i) make available to the Indemnifying Party all records and other materials reasonably required by the Indemnifying Party in contesting such claim, action or proceeding, (ii) cooperate with the Indemnifying Party in the defense thereof, (iii) use commercially reasonable efforts to promptly forward to the Indemnifying Party any information received in writing by the Indemnified Party relating to such claim, (iv) use commercially reasonable efforts to act in such a manner so as not to prejudice the defense by the Indemnifying Party of such claim and (v) will reasonably cooperate in executing a written consent to join representation where there is a potential but not an actual conflict of interests between the interests of the Indemnifying party and the Indemnified Party. In the event the Indemnifying Party assumes the defense of a claim, action or proceeding, the Indemnifying Party shall not settle such claim, action or proceeding without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), unless (A) the judgment or proposed settlement only involves the payment of money damages and does not impose any injunction or other equitable relief upon the Indemnified Party and (B) the Indemnifying Party obtains for the Indemnified Party a full release from all liability with respect to all claims, in which case consent of the Indemnified Party shall not be required.

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.1. NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Purchaser, to:

                  Embarcadero Technologies, Inc.
                  425 Market Street, Suite 425
                  San Francisco, California  94105
                  Telephone:  (415) 834-3131
                  Facsimile:  (415) 393-0164
                  Attn.:  Stephen Wong, President and Chief Executive Officer

                  with a copy to:

                  Heller Ehrman White & McAuliffe LLP
                  4250 Executive Square
                  La Jolla, California 92037

                  Telephone:  (858) 450-8400
                  Facsimile:  (858) 450-8499
                  Attn.:  Stephen C. Ferruolo

                  If to the Seller, to:

                  Stonegate Insurance Co., Ltd.
                  900 South Meadows Parkway, Suite 5124
                  Reno, Nevada 89511
                  Attn.:  Wayne Williams

                  with a copy to:

                  Law Office of Laurie A. Miller
                  3542 Oak Knoll Drive
                  Redwood City, California 94062
                  Telephone:  (650) 361-8141
                  Facsimile:  (650) 361-8286
                  Attn.:  Laurie A. Miller

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 6.1, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 6.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 6.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         6.2. FURTHER ASSURANCES. At any time or from time to time after the Effective Date, Seller and the Company shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request more effectively to vest title to the Shares in Purchaser.

         6.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Effective Date: (a) indefinitely with respect to Section 2.1(d); (b) until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Sections 2.1(l) and 2.1(r); and (c) until one year following the Effective Date with respect to all other matters covered by this Agreement; PROVIDED THAT an Indemnified Party shall be entitled to indemnification in accordance with the terms of this Agreement provided that a notice pursuant to Section 6.1 hereof is timely given on or prior to November 10, 2001.

         6.4. ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof.

         6.5. EXPENSES. Each of the parties hereto will pay its own costs and expenses.

         6.6. CONFIDENTIALITY; NO PUBLIC ANNOUNCEMENT. Seller agrees not, and agrees to cause its officers, directors and shareholders not to, disclose the terms of this Agreement, including without limitation the existence of this Agreement, without the prior written consent of Purchaser.

         6.7. WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative. Any delay in enforcing a remedy under this Agreement shall not be deemed a waiver thereof.

         6.8. AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         6.9. NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective heirs, successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person other than any person entitled to indemnity under Article V.

         6.10. NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by Seller. Purchaser may assign its rights, interests or obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         6.11. HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

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

         6.12. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration before one (1) arbitrator in San Francisco, California, administered by the American Arbitration Association under its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         6.13. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or any court of the State of California located in the City of San Francisco, California, in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section
6.13 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of California other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

         6.14. ATTORNEYS' FEES AND COSTS. If any legal action or arbitration is necessary to enforce the breach of any term or provision of this Agreement (including, without limitations, the payment of the Escrow Amount and the Earn-out to the Seller), the prevailing party in any such action or arbitration shall be entitled, in addition to all other relief afforded in law or equity, to reimbursement of all reasonable attorneys' fees and costs incurred in the matter.

         6.15. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

         6.16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to a contract executed and performed in California, without giving effect to the conflicts of laws principles thereof.

         6.17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures may be exchanged by facsimile, with original signatures to follow. Each of the parties hereto agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signatures of the other parties to this Agreement. The original signature pages shall be forwarded to Purchaser or its

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

counsel and Purchaser or its counsel will provide all of the parties hereto with a copy of the entire Agreement.

                                    PURCHASER:

                                    Embarcadero Technologies, Inc.

                                    By: /s/ Raj P. Sabhlok
                                        ----------------------------------------
                                    Name: Raj P. Sabhlok
                                        ----------------------------------------
                                    Title: Senior Vice President of Finance and
                                        ----------------------------------------
                                           and Corporate Development and Chief
                                           Financial Officer

                                    SELLER:

                                    Stonegate Insurance Co., Ltd.

                                    By: /s/ Wayne Williams
                                        ----------------------------------------
                                    Name: Wayne Williams
                                        ----------------------------------------
                                    Title: President
                                        ----------------------------------------

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